Exhibit 99.1

CORRECTING and REPLACING Affinity Gaming Announces Quarter-to-Date and Year-To-Date Results for the Period Ended September 30, 2013

CORRECTION...by Affinity Gaming

Las Vegas, NV – (Business Wire) – In the table of capital expenditures of the release dated Nov. 13, 2013, quarter-to-date capital expenditures in the Company's Nevada segment should be $2,271 (sted $2,436) and year-to-date capital expenditures in the Company's Nevada segment should be $8,254 (sted $8,752).

In the tables reconciling Adjusted EBITDA to operating income from continuing operations for the quarter-to-date and year-to-date periods ended September 30, 2013, the amount of write downs, reserves and recoveries in the Nevada segment should be ($2,679) (sted 0).

In all cases, the tables have been updated to reflect the revised totals.

The corrected release reads:

AFFINITY GAMING ANNOUNCES QUARTER-TO-DATE AND YEAR-TO-DATE RESULTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2013

Affinity Gaming (the “Company”) today announced results for the quarter-to-date and year-to-date periods ended September 30, 2013. Net revenue from continuing operations was $99.1 million during the quarter ended September 30, 2013, compared to net revenue of $100.7 million during the third quarter of 2012, a decrease of $1.6 million, or 1.6%. Adjusted EBITDA during the third quarter of 2013 was $15.7 million, compared to $16.6 million during the third quarter of 2012, a decline of $0.9 million, or 5.3%. Excluding the revenues and Adjusted EBITDA related to Colorado for comparability, same-store net revenue declined $9.4 million, or 9.5%, to $88.9 million during the third quarter of 2013, compared to $98.3 million during the third quarter of 2012. Same-store Adjusted EBITDA during the third quarter of 2013 was $13.2 million, compared to $14.2 million during the third quarter of 2012, a decrease of $1.0 million, or 7.3%.

Third Quarter 2013 Financial Summary

•
The Nevada segment's Adjusted EBITDA during the third quarter of 2013 was $6.0 million, versus $6.8 million during the same period of the prior year, a decrease of $0.8 million, or 12.6%. Net revenue earned during the third quarter of 2013 decreased by $7.4 million, or 11.1%, when compared to the third quarter of 2012. Net revenue declines were primarily attributable to a $4.0 million decline in fuel and retail revenue included in our Primm operating results. In connection with the completion of the new travel center at our Whiskey Pete's Hotel and Casino, which occurred during the quarter, we entered into a lease agreement with a third-party under which the third-party operates the diesel fuel sales and a maintenance station for commercial vehicles. We receive lease income based on gallons of diesel fuel sold and maintenance services rendered at the station. The lease agreement results in lower revenue and expense but comparable profit for our fuel and retail operations. Casino revenues declined $1.8 million or 4.8%, due to reduced visitation, primarily at the Company's Primm casinos. Food and beverage revenues and hotel revenues were also down quarter over quarter as a result of the decreased visitation and lower occupancy levels.

•
The Midwest segment's Adjusted EBITDA was $8.8 million during the third quarter of 2013, a decline of $1.2 million, or 12.4%, from the same period of the prior year. Net revenue during the third quarter of 2013 was $29.8 million, compared to net revenue of $31.8 million during the same period of the prior year, a decline of $2.0 million, or 6.3%. The Adjusted EBITDA and net revenue declines in the Midwest were primarily attributable to reduced admissions and continued weak economic conditions which affect our customers' discretionary spending.

•
During the quarter ended September 30, 2013, we recorded Adjusted EBITDA of $2.6 million from Colorado operations, compared to $2.4 million of rental income collected from the prior owner of the properties during the same period of the prior year. We completed renovations at the Golden Mardi Gras, our largest property, and held a grand re-opening on August 3, 2013. Disruptions during the renovation period, which included the closure of the main entrance at the Golden Mardi Gras, through the grand re-opening date, and the flooding in Colorado during September, significantly impacted operating results during the current quarter.

•
Corporate expense during the third quarter of 2013 was $1.5 million, a decrease of approximately $1.1 million, or 40.8%, from expense of $2.6 million during the same period of the prior year. The corporate expense decreases primarily relate to reductions in legal and professional fees and payroll expense savings. Corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributed to reportable segments, is net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees for the quarters ended September 30, 2013 and 2012.

“Third quarter 2013 operating results were primarily impacted by continued soft regional gaming trends,” said David D. Ross, Chief Executive. “Our customers remained affected by overall weak economic conditions. Additionally, we experienced disruption due to our renovations in Colorado and at Primm; however, we are encouraged by the early results from fuel and retail sales now that the new travel center at Primm has been completed. The grand re-opening of our Colorado properties was well received by our customers and the market, and we look forward to focusing on operations now that the renovations are complete. We expect these investments will result in a meaningful long-term return on investment. Finally, we continue to analyze our expense structure and operating margins for improvement while providing the best possible experience for our gaming patrons.”

Year-to-Date 2013 Results

During the year-to-date period as of September 30, 2013, net revenue from continuing operations was $300.5 million, compared to net revenue of $305.5 million during the same period of the prior year, a decrease of $5.0 million, or 1.6%. Adjusted EBITDA for the year-to-date period September 30, 2013 was $51.7 million, compared to $55.6 million, a decline of $4.0 million, or 7.2%. Excluding the revenues and Adjusted EBITDA related to Colorado for comparability, same-store net revenue declined $27.5 million, or 9.2%, to $272.1 million through September 30, 2013, compared to $299.7 million during the same period of the prior year. Net revenue declines were primarily seen in the Nevada segment, where net revenues declined $24.0 million, or 11.8%, including fuel and retail revenue declines of $12.5 million, or 21.8%, due to the closure of the service station at Whiskey Pete's. Same-store Adjusted EBITDA for the year-to-date period September 30, 2013 was $44.8 million, compared to $49.9 million during the same period of the prior year, a decline of $5.1 million, or 10.2%.

Conference Call Information

A replay of the call is available through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on November 20, 2013 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 13572639.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Revenue
Nevada [1]	$59,086	$66,475	$178,767	$202,724
Midwest	29,834	31,833	93,376	96,964
Colorado	10,203	2,402	28,338	5,772
Total net revenue	$99,123	$100,710	$300,481	$305,460

Adjusted EBITDA [2]
Nevada	5,959	6,818	24,277	25,882
Midwest	8,761	10,003	29,294	31,210
Colorado	2,554	2,402	6,867	5,772
Corporate expense and other	(1,542)	(2,603)	(8,788)	(7,231)
Total adjusted EBITDA	$15,732	$16,620	$51,650	$55,633

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino (f/k/a Terrible's Hotel & Casino) in Las Vegas, Henderson Casino Bowl in Henderson, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$150,808	$126,873
Total long-term debt	391,732	398,500

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Capital expenditures
Nevada	$2,271	$3,219	$8,254	$6,663
Midwest	2,015	2,538	4,040	9,179
Colorado	2,197	—	8,284	—
Reportable segment capital expenditures	$6,483	$5,757	$20,578	$15,842
Corporate	230	370	543	1,144
Total capital expenditures	6,713	6,127	21,121	16,986

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended September 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	5,959	(3,709)	—	—	(2,679)	(429)
Midwest	8,761	(1,739)	—	—	—	7,022
Colorado	2,554	(1,312)	—	—	—	1,242
Corporate and other	(1,542)	(255)	(385)	—	—	(2,182)
Continuing operations	15,732	(7,015)	(385)	—	(2,679)	5,653

	Quarter Ended September 30, 2012
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	6,818	(3,452)	—	—	—	3,366
Midwest	10,003	(1,721)	—	—	—	8,282
Colorado	2,402	(509)	—	—	—	1,893
Corporate and other	(2,603)	(122)	(476)	(265)	—	(3,466)
Continuing operations	16,620	(5,804)	(476)	(265)	—	10,075

	Nine Months Ended September 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	24,277	(10,880)	—	—	(2,679)	10,718
Midwest	29,294	(5,215)	—	—	(3,100)	20,979
Colorado	6,867	(3,710)	—	—	—	3,157
Corporate and other	(8,788)	(728)	(1,129)	—	1,459	(9,186)
Continuing operations	51,650	(20,533)	(1,129)	—	(4,320)	25,668

	Nine Months Ended September 30, 2012
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	25,882	(10,562)	—	—	—	15,320
Midwest	31,210	(4,943)	—	—	78	26,345
Colorado	5,772	(1,188)	—	—	—	4,584
Corporate and other	(7,231)	(240)	(1,428)	(407)	707	(8,599)
Continuing operations	55,633	(16,933)	(1,428)	(407)	785	37,650

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management's current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company's most recent Annual Report on Form 10-K/A, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K/A can be accessed through the “Corporate Information” section of the Company's website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of twelve casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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